Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO STEPS UP
DEBT-FOR-EQUITY EXCHANGE

CRANFORD, NJ, June 4, 2009 – Metalico, Inc. (NYSE AMEX: MEA), a scrap metal recycler and lead products fabricator, has accelerated and increased its previously announced two-tranche debt-for-equity exchange with holders of a portion of its outstanding convertible notes, reducing the principal amount of its overall debt by more than $15 million.

On June 4, 2009, the Company exchanged 2,463,552 shares of its common stock (after rounding) for principal debt in the aggregate amount of $10 million under amended terms of its agreements with participating holders of the Company’s 7.0% senior unsecured convertible notes due April 30, 2028. Metalico previously exchanged 1,245,354 shares of its common stock (after rounding) for $5 million aggregate principal amount of notes in April.

The second tranche, originally scheduled to take place June 9, 2009 for $5 million aggregate principal amount, was increased by agreement between Metalico and the participating noteholders to $10 million and moved up to June 4, 2009.

The number of shares that the Company initially issued in the second exchange had a value equal to $610 per $1,000 of face amount of convertible notes based on a per share price of $2.4761.

The price per share was calculated based on the simple average of the volume average weighted price of the Company’s common stock for the ten trading days prior to the exchange of the $10 million of notes in the second exchange under the agreements between Metalico and the participating noteholders.

The exchange agreements also provide for a true-up of the shares or the debt to be retired based on the price of the Company’s common stock during a thirty-five-day trading period following the second exchange. As a result of the true-up after a twenty-five-day trading period following the first exchange, Metalico retired an additional $75,022 in principal under the notes. No additional shares of stock were issued.

The Company has not and will not receive any cash proceeds as a result of either exchange of its common stock for convertible notes and any convertible notes surrendered in the exchanges will be retired and cancelled.

Metalico may engage in additional exchanges in respect of its outstanding indebtedness if and as favorable opportunities arise.

The issuance of the shares of common stock was made in exchange for the convertible notes pursuant to an exemption from registration requirements provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

Metalico has filed a Current Report on Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the exchanges.

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on NYSE Amex (formerly the American Stock Exchange) under the symbol MEA.

Contact:	Metalico, Inc.
Carlos E. Agüero, President and Chief Executive Officer Michael J. Drury, Executive Vice President info@metalico.com

186 North Avenue East Cranford, NJ 07016
(908) 497-9610 FAX: (908) 497-1097 www.metalico.com

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